Exhibit 99.1
REPORT OF MANAGEMENT AND DIRECTORS ON OIL AND GAS DISCLOSURE
Management of Oilsands Quest Inc. (the “Company”) are responsible for the preparation and disclosure of information with respect to the Company’s oil and gas activities in accordance with securities regulatory requirements.
An independent qualified resources evaluator has evaluated the Company’s resources data and has concluded that:
•	the low, best and high estimate of discovered bitumen initially-in-place associated with the Company’s 100 percent working interest in the Axe Lake Discovery is 1.241 billion barrels, 1.723 billion barrels and 2.334 billion barrels, respectively;

•	the low, best and high estimate of discovered bitumen initially-in-place associated with the Company’s 100 percent working interest in the Raven Ridge Discovery is 0.337 billion barrels, 0.566 billion barrels and 0.727 billion barrels, respectively; and,

•	the low, best and high estimate of undiscovered bitumen initially-in-place associated with the Company’s 100 percent working interest in the Raven Ridge Discovery is 0.493 billion barrels, 1.949 billion barrels and 3.523 billion barrels, respectively.
The report of the independent qualified resources evaluator will be filed with securities regulatory authorities concurrently with this report.
The Resources and Reserves Committee of the Board of Directors of the Company has:
(a) reviewed the Company’s procedures for providing information to the independent qualified resources evaluator;
(b) met with the independent qualified resources evaluator to determine whether any restrictions affected the ability of the independent qualified resources evaluator to report without reservation; and,
(c) reviewed the resources data with management and the independent qualified resources evaluator.
The Resources and Reserves Committee of the Board of Directors has reviewed the Company’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management. The Board of Directors has, on the recommendation of the Resources and Reserves Committee, approved:
(a) the content and filing with securities regulatory authorities of the resources data and other oil and gas information;
(b) the filing of the report of the independent qualified resources evaluator; and,
(c) the content and filing of this report.

Because the resources data are based on judgements regarding future events, actual results will vary and the variations may be material.

/s/ Christopher Hopkins Christopher H. Hopkins President and Chief Executive Officer	/s/ T. Murray Wilson T. Murray Wilson Executive Chairman

/s/ Thomas Milne Thomas Milne Director	/s/ Gordon Tallman Gordon Tallman Director
Dated June 25, 2008